EXHIBIT (11)

                              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                   NALCO CHEMICAL COMPANY AND SUBSIDIARIES


                                                                   Three Months Ended
(Amounts in thousands,                                                   March 31
except per share data)                                             1996            1995
                                                                 ------           -----


Primary

      Average shares outstanding                                 67,223           67,837

      Net effect of dilutive  stock options and shares  contingently  issuable -
      based on the treasury stock method
      using average market price                                    306              461
                                                               --------         --------

          TOTALS                                                 67,529           68,298
                                                                 ========       ========

  Earnings from continuing operations                          $ 30,008         $ 32,833
  Discontinued operations,
  net of income taxes                                             1,765            4,938
                                                                -------         --------

      Net earnings                                               31,773           37,771

      Preferred stock dividends,
      net of income taxes                                        (2,855)          (2,816)
                                                              ---------         --------

      Net earnings to
      common shareholders                                      $ 28,918         $ 34,955
                                                               ========         ========


Per share amounts:
Earnings from continuing operations                             $  0.40         $  0.44
Discontinued operations,
net of income taxes                                                0.03            0.07
                                                                -------         -------


Net earnings to common shareholders                             $  0.43         $  0.51
                                                                =======         =======



                                                EXHIBIT (11)

                              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                   NALCO CHEMICAL COMPANY AND SUBSIDIARIES

                                                                      Three Months Ended
(Amounts in thousands,                                                     March 31
except per share data)                                           1996             1995
                                                                ------           -----



Fully diluted

Average shares outstanding                                       67,223          67,837

Average dilutive effect of
assumed conversion of ESOP
Convertible Preferred shares                                      7,982           8,076

Additional  shares  assuming  exercise  of  dilutive  stock  options  and shares contingently  issuable-based  on the treasury stock method using the quarter-end market price, if higher than average
market price                                                        306             461
                                                                -------         -------

TOTALS                                                           75,511          76,374
                                                                =======         =======

Earnings from continuing operations                            $ 30,008        $ 32,833
Discontinued operations,
net of income taxes                                               1,765           4,938
                                                               --------        --------

Net earnings                                                     31,773          37,771

Additional ESOP contribution
resulting from assumed
conversion, net of income taxes                                  (1,141)         (1,206)

Tax adjustment on assumed
common dividends                                                   (230)           (205)
                                                                -------        --------

Net earnings to
common shareholders                                            $ 30,402        $ 36,360
                                                               ========        ========

Per share amounts
Earnings from continuing operations                             $  0.38         $  0.41
Discontinued operations,
net of income taxes                                                0.02            0.07
                                                                -------         -------

Net earnings to common shareholders                             $  0.40          $  0.48
                                                                  =======          =======




